POWER OF ATTORNEY
      Know all by these presents that the undersigned does hereby make, constitute and appoint each of Michael J. Forde and Todd M. Cello, or any one of them, as a true and lawful attorney-in-fact and agent of the undersigned, with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned's individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of TransUnion (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto), (ii) any report or notice required under Rule 144 under the Securities Act of 1933, as amended, including Form 144 (and any amendment thereto), and (iii) in connection with any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 and 144 with regard to the undersigned's ownership of or transactions in securities of TransUnion, unless earlier revoked in writing. The undersigned acknowledges that neither Michael J. Forde nor Todd M. Cello is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933.

By:    /s/ HEATHER J. RUSSELL
     Heather J. Russell

Date:    May 8, 2018